SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]

Check the appropriate box:
  [   ]  Preliminary Proxy Statement
  [   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))
  [ X ]  Definitive Proxy Statement
  [   ]  Definitive Additional Materials
  [   ]  Soliciting Material Pursuant to Sec. 240.14a-12

                        BNP Residential Properties, Inc.


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         and 0-11.
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         4) Date Filed:

BNP RESIDENTIAL PROPERTIES, INC.
-------------------------------------------------------------------------------
301 South College Street, Suite 3850, Charlotte, NC  28202-6024,
Telephone 704/944-0100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 19, 2005

         The annual meeting of shareholders of BNP Residential Properties, Inc. (the "company"), will be held at the Hilton Charlotte & Towers Hotel, 222 East Third Street, Charlotte, North Carolina, on Thursday, May 19, 2005, at 10:00 a.m., for the following purposes:

1. To elect three directors, one of whom will be the Series B director elected by the holders of our Series B Cumulative Convertible Preferred Stock;
2.   To amend our Stock Option and Incentive Plan;
3. To transact such other business that may properly come before the meeting or any adjournments thereof.

         April 4, 2005, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        We cannot conduct the proposed business at the annual meeting unless the holders of a majority of the votes entitled to be cast are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors,


                                          PHILIP S. PAYNE

                                          Chairman and
                                          Chief Financial Officer

April 14, 2005

-------------------------------------------------------------------------------
                                    IMPORTANT
         Shareholders can help the company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BNP RESIDENTIAL PROPERTIES, INC.
-------------------------------------------------------------------------------
301 South College Street, Suite 3850, Charlotte, NC  28202-6024,
Telephone 704/944-0100

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 19, 2005

April 14, 2005

         BNP Residential Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Thursday, May 19, 2005. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 18, 2005.

         Holders of record of shares of BNP Residential Properties, Inc. common stock and Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") as of the close of business on April 4, 2005, the record date, are entitled to receive notice of the meeting. The holders of common stock will be entitled to vote on the election of the directors (except for the Series B director), on the amendment to the Stock Option and Incentive Plan, and on all other matters that come before the meeting. The holders of Series B Preferred Stock will be entitled to vote on the election of the Series B director only. A shareholder of record on the record date is entitled to one vote for each share held.

         The holders of a majority of the outstanding shares of Series B Preferred Stock entitled to vote at the meeting will constitute a quorum for purposes of the election of the Series B director. For purposes of all other matters to be voted upon, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. At the close of business on April 4, 2005, there were 9,159,167 shares of common stock issued and outstanding, and 909,090 shares of Series B Preferred Stock issued and outstanding.

         You may revoke your proxy at any time before it is exercised by filing with the company a written notice of your revocation, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy and vote in person.

         Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If the proxy is executed but no instruction is given, the votes will be cast "FOR" the nominees for directors, "FOR" the amendment to the Stock Option and Incentive Plan, and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof, unless otherwise indicated.

         With respect to Proposal One, Election of Directors, if a quorum is present, the two nominees receiving the highest number of votes from the holders of common shares will be elected, and the nominee receiving the highest number of votes from the outstanding shares of Series B Preferred stock will be elected. Abstentions on Proposal One, Election of Directors, will not be counted as votes cast and will have no effect on the result of the vote.

          With respect to Proposal Two, Amendment to Stock Option and Incentive Plan, the affirmative vote of a majority of the votes cast at which a quorum is present is required for approval. For purposes of the vote on the plan amendment, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

         The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by you.

         Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.

                                      By Order of the Board of Directors,

                                      PHILIP S. PAYNE

                                      Chairman and
                                      Chief Financial Officer

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

         Our Board of Directors consists of six directors. Our bylaws provide that directors' terms of office expire on a staggered basis. Terms of office for
D. Scott Wilkerson and Paul G. Chrysson expire at the 2005 annual meeting of shareholders. Messrs. Wilkerson and Chrysson are nominees for election to the Board of Directors to serve for a period of three years, until the 2008 annual meeting, or until each director's successor is elected and qualified.

         Under our Articles of Incorporation, the holders of a majority of the Series B Preferred Stock are entitled to nominate and elect one director (the "Series B director") to serve until the next annual meeting, or until his successor is elected and qualified. Peter J. Weidhorn has been nominated for election as the Series B director.

         The current directors hold office for the terms described below or until their successors are elected and qualified. We have set forth below a listing and brief biography of each of the current directors, including those persons nominated for election to the Board of Directors:

          Name              Age                         Position                          Director Since
-------------------------- ------- --------------------------------------------------- ---------------------
Directors serving until the 2005 annual meeting:
D. Scott Wilkerson           47    Director, President, Chief Executive Officer        December 1997
Paul G. Chrysson             50    Director                                            December 1997
Peter J. Weidhorn            57    Series B Director (1)                               December 2001

Directors serving until the 2006 annual meeting:
W. Michael Gilley            49    Director                                            December 1997

Directors serving until the 2007 annual meeting:
Philip S. Payne              53    Chairman, Chief Financial Officer                   December 1997
Stephen R. Blank             59    Director                                            May 1999

(1) The terms of the Articles Supplementary establishing the rights and preferences of the Series B Convertible Preferred Stock provide that the holders of a majority of the shares of the Series B Convertible Preferred Stock can elect one director, to whom we refer as the "Series B Director."

Philip S. Payne - Chairman of the Board of Directors, Chief Financial Officer. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by the company, in 1990 as Vice President of Capital Markets Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995 and a Director in December 1997. In January 2004, Mr. Payne was named Chairman of the Board of Directors and continues in his role as Chief Financial Officer. From 1987 to 1990, he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987, he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a BS degree from the College of William and Mary in 1973 and a JD degree in 1978 from the same institution. He is a member of the board of directors of the National Multi Housing Council and is a member of the Urban Land Institute (Multi Family Council - Gold). In addition, he is a member of the board of directors of Ashford Hospitality Trust, a REIT focused on the hospitality industry, and serves as chairman of its audit committee.

D. Scott Wilkerson - Director, President, Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation, which was subsequently purchased by the company, in 1987 and served in various officer-level positions, including Vice President of Administration and Finance and Vice President for Acquisitions and Development before becoming President in January 1994. He was named Chief Executive Officer in April 1995 and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP in

Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate investors, developers and management companies. Mr. Wilkerson received a BS degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He serves on the boards of directors of the National Multi Housing Council and the National Apartment Association. He is President of the Apartment Association of North Carolina and is a past president of the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

Stephen R. Blank - Director. Mr. Blank is a Senior Fellow, Finance, with the Urban Land Institute, and has served in such capacity since 1998. From 1993 to 1998, he was the Managing Director for Real Estate Investment Banking with CIBC Oppenheimer Corp. He is an independent trustee of Ramco-Gershenson Properties Trust and Atlantic Realty Trust, and serves on the boards of directors of WestCoast Hospitality Corporation and MFA Mortgage Investments, Inc. In addition, he serves as a member of the board of advisors of Paloma, LLC, the principal investor in a private multifamily real estate investment trust. Mr. Blank serves as the chair of the audit committees for both Ramco-Gershenson Properties Trust and MFA Mortgage Investments, Inc. He has over 20 years experience as a senior real estate investment banking officer, advising and evaluating a wide array of real estate companies, including publicly reporting companies.

Paul G. Chrysson - Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single-family and multi-family residential properties, and has served in that capacity since 1986. Mr. Chrysson is a member of the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina) and has served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and has been actively involved in construction since 1978.

W. Michael Gilley - Director. Mr. Gilley has been a private real estate investor and developer of single-family and multi-family residential properties since 1990. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their board of directors from September 1994 to September 1996. Greenbriar owned and operated assisted living and retirement centers. He has been a licensed real estate broker since 1984.

Peter J. Weidhorn - Series B Director. Mr. Weidhorn is a consultant and private real estate investor in the multi-family housing market and has served in such capacity from 2003 to present. From 2000 to 2003, Mr. Weidhorn served as Director of Acquisitions for Westminster Management. From 1998 to 2000, he was Chairman of the Board, President and Director of WNY Group, Inc., a real estate investment trust that owned and operated 8,000 apartment units throughout New Jersey, Pennsylvania, Delaware and Maryland prior to its sale to the Kushner Companies. From 1981 to 1998, he was President of WNY Management Corp. Mr. Weidhorn serves on the boards of directors of Monmouth Real Estate Investment Corporation and The Community Development Trust, and is a past president of the New Jersey Apartment Association. Mr. Weidhorn currently serves as the chair of the audit committee of Monmouth Real Estate Investment Corporation and as a member of the audit committee of The Community Development Trust. He has over 30 years of experience in the management, acquisition, and financing of commercial real estate. Mr. Weidhorn is a certified public accountant (inactive). He is active in various professional, civic and charitable activities.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the company recommends that the common shareholders vote FOR D. Scott Wilkerson and Paul G. Chrysson as directors to hold office for the three-year terms, expiring at the 2008 annual meeting of shareholders, or until their successors are elected and qualified.

         The Board of Directors of the company recommends that the holders of Series B Preferred stock vote FOR Peter J. Weidhorn as the Series B director for a one-year term until the next annual meeting, or until his successor is elected and qualified.

                   BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

         The Board of Directors met nine times during the year ended December 31, 2004, including four meetings held by telephone. The independent members of the Board met in executive session during each in-person meeting of the Board.

         The rules of the American Stock Exchange require that at least a majority of the members of the Board must be independent as defined in such rules. With the exception of Philip S. Payne, our Chairman and Chief Financial Officer, and D. Scott Wilkerson, our President and Chief Executive Officer, our Board has affirmatively determined that the remaining members of our Board are independent as required by the rules of the American Stock Exchange and that a majority of the Board is therefore comprised of independent directors.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors has three standing committees - the Audit Committee, the Management Compensation Committee and the Nominating Committee. Each of these committees has a written charter approved by the Board. A copy of each charter may be found on our website at www.bnp-residential.com (select Corporate Information, then Corporate Governance, then Board Committees). In addition, a copy of the charter for the Audit Committee, as amended December 2004, is included in Exhibit A to this proxy statement.

Audit Committee

         The Audit Committee currently consists of Messrs. Blank (Chairman), Gilley and Weidhorn. The committee recommends to the Board of Directors the engagement of the independent public accountants of the company and reviews with the independent public accountants the scope and results of the company's audits and the company's internal accounting controls. During 2004, the Audit Committee held six meetings.

Management Compensation Committee

         The Management Compensation Committee currently consists of Messrs. Chrysson (Chairman), Blank and Weidhorn. All three members are considered "independent" under the rules of the American Stock Exchange. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 2004, the Management Compensation Committee held six meetings.

Nominating Committee

         The Nominating Committee currently consists of Messrs. Weidhorn (Chairman), Blank and Chrysson. All three members are considered "independent" under the rules of the American Stock Exchange. The committee reviews and makes recommendations to the Board of Directors as to changes in size, composition, organization and operational structure of the Board and its committees; makes recommendations to the Board with respect to director nominees and nominees for appointment as members of the respective committees of the Board; and on an annual basis reports to the Board with an assessment of the Board's performance. The Nominating Committee held one meeting during 2004.

         In identifying potential candidates for nomination as a director, the Nominating Committee may use a variety of resources--including recommendations from management, current Board members, significant shareholders and others. The Nominating Committee also has the sole authority to retain and terminate any outside search firm it may deem appropriate. The Nominating Committee has not yet adopted specific minimum qualifications, qualities or skills for being named as a director of the company.

         The Nominating Committee does not currently have a policy for the consideration of director candidates recommended by shareholders. The Board believes it is appropriate for the company not to have such a policy in order to retain the maximum flexibility in reacting to such recommendations, depending on factors such as the Board's current composition and the nature of any recommendations.

COMMUNICATIONS WITH DIRECTORS

         Shareholders who wish to contact any of our directors, either individually or as a group, may do so by writing to them c/o Corporate Secretary, BNP Residential Properties, Inc., 301 S. College Street, Suite 3850, Charlotte, North Carolina 28202. Shareholder letters are screened by company personnel to filter out improper or irrelevant topics, such as solicitations. Correspondence involving an ordinary business matter will be forwarded to the company's management for handling to allow timely response to such matters. All other correspondence will be forwarded to the director to whom it was addressed. If no particular director is named, the communication will be forwarded to the appropriate committee chair depending on the subject matter. Any communication to the Board may be sent to management to enable the company to research and assist in responding to the concern as appropriate.

ATTENDANCE AT ANNUAL MEETING

         We do not have a formal policy requiring directors' attendance at our annual meeting of shareholders. Historically, all of our directors have attended our annual meetings of shareholders, and all of our directors attended our annual meeting of shareholders held in May 2004.

COMPENSATION OF DIRECTORS

         During 2004, we paid directors' fees to each director who is not an executive officer of the company. During the year ended December 31, 2004, Messrs. Blank, Chrysson, Gilley, and Weidhorn were each paid annual retainers of $12,000 plus fees totaling $5,650 each for participation in board meetings (including committee meetings held on the same day as Board meetings). In addition, Messrs. Blank, Gilley and Weidhorn each received $200 for participation in Audit Committee meetings held separately from Board meetings. Messrs. Wilkerson and Payne did not receive any compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of our Compensation Committee are Messrs. Chrysson, Blank and Weidhorn.

         During 2004, we earned management fees from and acquired an apartment property from affiliates of Messrs. Chrysson and Gilley. This relationship is described under "Certain Relationships and Related Transactions - BNP Residential Properties, Inc. and the Chrysson Parties," which is included herein by incorporation by reference to that section in this proxy statement.

                             EXECUTIVE COMPENSATION

         The following tables provide information regarding the annual and long-term compensation of our chief executive officer, and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 2004. We refer to them as the "named executive officers."

                           Summary Compensation Table
                                                                           Annual Compensation
------------------------------------------------------------------------------------------------------------
            Name and Principal Position                Year       Salary        Bonus        Other (1)
-----------------------------------------------------------------------------------------------------------
D. Scott Wilkerson, President,                         2004        $228,750      $11,250        $73,249
   Chief Executive Officer                             2003         225,000            -              -
                                                       2002         200,000       25,000              -



                           Summary Compensation Table
                                                                           Annual Compensation
------------------------------------------------------------------------------------------------------------
            Name and Principal Position                Year       Salary        Bonus        Other (1)
-----------------------------------------------------------------------------------------------------------
Philip S. Payne, Chairman of the Board of              2004        $228,750      $11,250        $79,956
   Directors, Chief Financial Officer                  2003         225,000            -              -
                                                       2002         200,000       25,000              -

Eric S. Rohm, Vice President, Secretary,               2004        $145,000      $15,000              -
   General Counsel                                     2003         140,000            -              -

Pamela B. Bruno, Vice President, Treasurer,            2004        $145,000      $15,000        $17,395
   Chief Accounting Officer, Assistant Secretary       2003         136,250       18,750              -
                                                       2002         125,000            -              -

(1) Amounts for 2004 include the value realized in exercise of stock options, included in the table below. No amounts have been included for 2003 and 2002 because perquisites received by the named executive officers were less than 10% of the total of their annual salary and bonus amounts.

         The following table provides information regarding exercises of stock options by named executive officers during 2004 as well as the value of unexercised stock options held by named executive officers as of December 31, 2004. No options were granted during the year ended December 31, 2004.

                            Aggregated Option Exercises in 2004 and Year-end Option Values
                                                      Number of Securities
                        Number of                    Underlying Unexercised       Value of Unexercised
                          Shares        Value              Options at           In-the-Money Options at
                       Acquired in   Realized in        Fiscal Year End             Fiscal Year End
         Name            Exercise      Exercise    Exercisable/Unexercisable   Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------------
D. Scott Wilkerson         43,844       $59,189       100,000             -       $341,250             -

Philip S. Payne            50,000        67,500       100,000             -        341,250             -

Pamela B. Bruno             6,000         8,100        30,000             -         98,000             -

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (Director, President and Chief Executive Officer) and Philip S. Payne (Chairman, Treasurer and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for initial annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors and participation in an incentive compensation plan, along with specified death and disability benefits. The agreements provide for severance payments equal to the then-current base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. In the event of a change in control of the company, the agreements provide for payments of three times base salary then in effect and three times average discretionary bonus and annual bonus over the prior three fiscal years. In addition, the agreements provide for a lump-sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock-based compensation been fully vested, been exercised and become due and payable.

         In July 1997, we entered into an employment agreement with Pamela B. Bruno (Vice President, Treasurer and Chief Accounting Officer). The two-year agreement (with automatic annual renewal periods) is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for an initial annual base salary of $90,000 and limits severance payments to no more than the greater of the then-remaining term of the agreement or one year's total compensation.

         In December 2002, we entered into an employment agreement with Eric S. Rohm (Vice President, General Counsel). The two-year agreement (with automatic annual renewal periods) is substantially identical to the agreement signed by Ms. Bruno, except that this agreement provides for an initial annual base salary of $140,000.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK

         The following table provides certain information regarding beneficial ownership of common stock as of April 4, 2005, by each person or group known to be the beneficial owner of more than 5% of the company's common stock.

                                                                            Common Shares
                                                                          Beneficially Owned
                 Name and address of beneficial owner                 Number              Percent
--------------------------------------------------------------- ------------------- -------------------
Kensington Investment Group, Inc.                                      457,900              5.0%
   4 Orinda Way, Suite 200C, Orinda, CA 94563
Mercury Real Estate Advisors LLC                                       547,400              5.9%
   100 Field Point Road, Greenwich, CT 06830
Preferred Investment I, LLC                                            909,090 (1)          9.0%
   60 Thomas Drive, Manalapan, NJ 07726

(1) Includes 909,090 shares of common stock issuable upon conversion of outstanding shares of Series B Cumulative Convertible Preferred Stock owned by Preferred Investment I, LLC.

         The following table provides certain information regarding beneficial ownership of common stock as of April 4, 2005, by each of the directors and named executive officers, and by all directors and executive officers as a group.

                                                                                    Common Shares
                                                                                  Beneficially Owned
                        Directors and Officers                                Number              Percent
----------------------------------------------------------------------- ------------------- -------------------
Philip S. Payne (1))                                                          189,570               2.0%
D. Scott Wilkerson (2)                                                         93,343               1.0%
Stephen R. Blank                                                                1,000                  *
Paul G. Chrysson (3)                                                          267,612               2.8%
W. Michael Gilley (4)                                                         265,991               2.8%
Peter J. Weidhorn (5)                                                         917,290               9.0%
Eric S. Rohm                                                                      -0-                  *
Pamela B. Bruno (6)                                                            40,334                  *
All directors and executive officers
   as a group (8 persons) (7)                                               1,775,140              16.4%

* Less than 1 percent.
(1)  Includes exercisable options for 100,000 shares of common stock.
(2)  Includes exercisable options for 50,000 shares of common stock.
(3) Includes 250,612 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units owned by Mr. Chrysson in the operating partnership.

(4) Includes 265,991 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units owned by Mr. Gilley in the operating partnership.
(5) Includes 909,090 shares of common stock issuable upon conversion of outstanding shares of Series B Cumulative Convertible Preferred Stock owned by Preferred Investment I, LLC (of which Mr. Weidhorn is the managing director).
(6)  Includes exercisable options for 30,000 shares of common stock.
(7) Includes exercisable options for 180,000 shares, 909,090 shares issuable upon conversion of Series B Cumulative Convertible Preferred Stock, and 516,603 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units in the operating partnership.

PREFERRED STOCK

         The following table provides certain information regarding beneficial ownership of Series B Cumulative Convertible Preferred stock as of April 4, 2005. These shares have limited voting rights.


                                                                     Series B Preferred Shares
                                                                         Beneficially Owned
        Name and address of beneficial owner                         Number              Percent
-------------------------------------------------------------- ------------------- -------------------
Preferred Investment I, LLC                                           909,090              100.0%
   60 Thomas Drive, Manalapan, NJ 07726

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE-NOELL ENTERPRISES, INC.

        We lease 40 restaurant properties to Boddie-Noell Enterprises, Inc. ("Enterprises") under a master lease on a triple-net basis. The lease agreement has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Enterprises pays annual rent equal to the greater of the specified minimum rent or 9.875% of food sales from the restaurants. Under certain conditions as defined in the agreement, both Enterprises and the company have the right to substitute another restaurant property for a property covered by the lease. Assuming renewal of the lease, after December 31, 2007, Enterprises has the right to terminate the lease on up to five restaurant properties per year by offering to purchase them under specified terms. We received the minimum rent, $3.8 million, in 2004. We expect to receive the annual minimum rent of $3.8 million in years 2005 through 2007.

         B. Mayo Boddie served on our Board of Directors from the company's inception in 1987 until May 2004. Mr. Boddie is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Mr. Boddie and certain of his family members, including Nicholas B. Boddie, are the sole owners of Enterprises.

         Douglas E. Anderson served as Vice President and Secretary of our company from our inception in 1987 until May 2004. He has been with Enterprises since 1977 and is currently a director, executive vice president and secretary of Enterprises. Mr. Anderson is also president of BNE Land and Development Company, the real estate development division of Enterprises.

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE INVESTMENT COMPANY

         We provided fee management for three limited partnerships, of which Boddie Investment Company ("BIC") was the general partner, and the apartment communities owned by those partnerships, until January 2005. We recorded fee revenues totaling $409,000 from these limited partnerships in 2004.

         In January 2005, we acquired BIC in exchange for 508,578 shares of our common stock, valued at $8.2 million, which we issued to Messrs. Boddie and Boddie. As part of this acquisition, BIC surrendered, and we cancelled, 72,399 shares of our common stock valued at $1.2 million. As a result of this acquisition, we have assumed the role of general partner and acquired the economic interests in the three limited partnerships to which we previously provided fee management services. We will continue to manage the properties following this acquisition.

         In addition, we are the lender in a participating loan agreement with The Villages of Chapel Hill Limited Partnership, one of the limited partnerships identified above. The outstanding balance receivable under that agreement includes $100,000 for advances under the agreement and $567,000 for the outstanding "fixed portion" of our participation in the increase in value of the property as measured July 2001. Interest on the outstanding advance accrues at the greater of 12.5% or the 30-day LIBOR rate plus 6.125%. Interest on the outstanding fixed portion accrues at the greater of a prime rate or 8%. We received interest and participation income of $71,000 in 2004.

         Messrs. Boddie and Boddie were the sole shareholders and directors of Boddie Investment Company. Mr. Anderson was vice president and secretary of Boddie Investment Company. See "BNP Residential Properties, Inc. and Boddie-Noell Enterprises, Inc." above.

BNP RESIDENTIAL PROPERTIES, INC. AND THE CHRYSSON PARTIES

         In July 2004, we acquired Savannah Shores Apartments from members of a group that we refer to as the Chrysson Parties. The initial purchase price was $12.5 million, including assumption of $12.2 million in debt obligations and $0.2 million net operating liabilities in excess of operating assets acquired, and issuance of 7,695 operating partnership units with an imputed value of $0.1 million. The acquisition agreement provides for potential earn-out of additional purchase price of up to $1.7 million within a three-year period upon attainment of certain performance standards; this would be funded through the issuance of operating partnership units with an imputed value of $13.00 per unit to the contributors. Prior to this acquisition, we managed this community on a contract basis, and received $33,000 in management fee revenues for the first six months of 2004. In previous years during 1997 through 2002, we issued 1.5 million operating partnership common units to acquire eight apartment communities from this group.

         Messrs. Chrysson and Gilley, who serve on our Board of Directors, are members of the Chrysson Parties.

NOTES RECEIVABLE FROM MANAGEMENT

         In 1996 through 1999, Messrs. Wilkerson and Payne each borrowed $70,000 on an interest-free basis from the company. The loans are secured by shares of the company's common stock and are payable in full six months after termination of employment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the company, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2005.

         Ernst & Young LLP has served as our principal accountant and independent auditor since October 1996. The Board of Directors, upon the recommendation of the Audit Committee, engaged Ernst & Young LLP to serve as our independent auditors for the fiscal years ending December 31, 2004 and 2003.

         The Audit Committee also approves in advance all engagements of Ernst & Young LLP for audit-related, tax and other services.

         The following table reflects fees billed by Ernst & Young LLP for services rendered to the company and its subsidiaries in 2004 and 2003:


                          Nature of Services                                   2004                      2003
----------------------------------------------------------------------- ------------------- -------------------
Audit fees -                                                                   $224,000            $117,000
     For audit of our annual financial statements, audit of internal control over financial reporting (in 2004), and review of
     financial statements included in our Forms 10-Q

Audit-related fees -                                                            174,000              22,000
     For services related to business acquisitions, accounting
     consultations, SEC registration statements, and audit of the company's 401(k) plan

Tax fees -                                                                      115,000             108,000
     For tax compliance, tax advice, and tax planning

All other fees - (none in 2004 or 2003)                                               -                   -

         Representatives of Ernst & Young LLP are expected to be available at the annual meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

         Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the company or any of its subsidiaries in any capacity.

                                  OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on a review of the copies of the forms in its possession, and on written representations from certain reporting persons, the company believes that during 2004 all of its executive officers and directors filed the reports required under Section 16(a) on a timely basis.

DELIVERY OF PROXY MATERIALS

         Only one annual report for 2004 and proxy statement for the 2005 annual meeting is being delivered to multiple shareholders of record who share the same address and last name unless the company received contrary instructions from the affected shareholder. This practice is known as "householding." The company has been notified that certain brokers and banks that hold stock for their customers will also household annual reports and proxy statements. Each shareholder who resides at a householded address will be mailed a separate proxy card. The company will promptly deliver a separate paper copy of the annual report and proxy statement to a shareholder at a shared address to which to single copy of these documents was delivered upon receiving oral or written request from the shareholder. Oral notice should be made to our Investor Relations officer at 704/944-0100; written notice should be sent to BNP Residential Properties, Inc.,
Attn: Investor Relations, 301 S. College Street, Suite 3850, Charlotte, North Carolina 28202. Any shareholders of record sharing an address who now receive multiple copies of the company's annual report and proxy statement and who wish to receive only one copy of these materials per household in the future should likewise contact the company by telephone or mail as instructed above.

PROPOSALS OF SHAREHOLDERS FOR 2006 ANNUAL MEETING

         Any proposals by holders of common shares for inclusion in proxy solicitation material for the next annual meeting must be received at the BNP Residential Properties, Inc. executive offices no later than December 15, 2005, which is 120 days prior to the date of our 2005 proxy statement. However, if we hold our 2006 annual meeting before April 19 or after June 18, shareholders must submit proposals for inclusion in our 2006 proxy statement within a reasonable time before we begin to print our proxy materials.

         If a common shareholder wishes to present a proposal at the 2006 annual meeting, whether or not the proposal is intended to be included in the 2006 proxy material, our bylaws require that the shareholder give advance written notice to the secretary of the company by February 18, 2006, which is 90 days prior to the anniversary of our 2005 annual meeting.

         If a shareholder is permitted to present a proposal at the 2006 annual meeting but the proposal was not included in the 2006 proxy material, we believe that our proxy holder would have the discretionary authority expected to be granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after March 4, 2006, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

PROXY SOLICITATION

         We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and Wachovia Bank, N.A. to assist in identifying and contacting shareholders for soliciting proxies. We expect the cost of these services to be approximately $7,500, exclusive of certain other fees we pay to Wachovia Bank and Corporate Communications, Inc. related to the meeting. BNP Residential Properties, Inc. will bear the costs of this solicitation.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors. The activities of the Audit Committee are governed by a written charter. The Board of Directors amended its charter for the Audit Committee in December 2004, a copy of which is included as Exhibit A to this proxy statement.

         Management has the primary responsibility for BNP's financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed with management each of the unaudited quarterly financial statements and the audited financial statements included in our Annual Report. As part of each review, we discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. We reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the company's accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and we discussed with the independent auditors their independence.

         We discussed with the company's independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held six meetings during fiscal 2004.

         Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

         The Audit Committee consists entirely of non-employee directors who are independent, as defined in Section 121(A) of the American Stock Exchange's listing standards.

                                 Audit Committee

                                          Stephen R. Blank
                                          W. Michael Gilley
                                          Peter J. Weidhorn


                   Management Compensation Committee Report on
                             Executive Compensation

         The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the company's executive compensation plan.

         We believe that the executive officers' compensation should:

o    Link rewards to business results and shareholder returns;

o Encourage creation of shareholder value and achievement of strategic objectives;

o Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;

o    Attract and retain, on a long-term basis, high-caliber personnel; and

o Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

         There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

         Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the company and individual responsibilities and performance. We review base pay for the executive officers annually.

         We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations, cash flow and increasing the size and diversity of our portfolio. Individual awards depend on our assessments of individual performance and the company's success in meeting the specified targets.

         Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the company's stock. The company has reserved 470,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 2004, options for 327,500 shares of common stock were outstanding.

2004 Compensation of the CEO

         D. Scott Wilkerson became president of the company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan. The Management Compensation Committee determined Mr. Wilkerson's 2004 base salary of $228,750 in the same manner as described above for other executive officers.

                                      Management Compensation Committee

                                                 Paul G. Chrysson
                                                 Stephen R. Blank
                                                 Peter J. Weidhorn

                          STOCK PRICE PERFORMANCE GRAPH

         The following stock price performance graph compares the company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1999, of $100 in BNP Residential Properties, Inc. and the two indexes, and further assumes the reinvestment of all dividends.

         Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.

[OBJECT OMITTED]


Data points:

                 12/31/99     12/31/00     12/31/01      12/31/02     12/31/03     12/31/04
             -------------------------------------------------------------------------------
BNP               $100.00      $102.46      $159.00       $174.65      $219.43      $328.28
NAREIT             100.00       126.37       143.97        149.47       204.98       269.70
S&P 500            100.00        90.90        80.09         62.39        80.29        89.02

                                  PROPOSAL TWO:
                AMENDMENT TO THE STOCK OPTION AND INCENTIVE PLAN


         On April 1, 2005, our Board of Directors adopted, subject to shareholder approval, an amendment to the Amended and Restated 1994 Stock Option and Incentive Plan. We refer to this plan as the "Stock Option and Incentive Plan" or as the "Plan." Depending upon the context, we use these terms to describe both the plan as it exists today and as it will exist if the shareholders approve the proposed amendment. The amendment, if approved by you, would:

o increase the number of shares of our common stock issuable under the Plan from 570,000 shares to 1,260,000 shares;

o     allow us to issue incentive stock options through May 19, 2015;

o replace the 152,000-share limit on Restricted Stock Awards with a 630,000-share limit on Restricted Stock Awards, Phantom Stock Awards and Other Stock-Based Awards ("Full Value Awards"), combined;

o establish minimum vesting periods for those Full Value Awards that cause the total of all Full Value Awards to exceed 10% of the shares authorized under the Plan;

o establish limits on the amount of options and Stock Appreciation Rights that may be granted to any one person in any calendar year;

o allow us to grant a greater variety of awards payable in (or valued on the basis of) our stock, including interests in the future profits of the operating partnership;

o require that all stock options have an exercise price of no less than fair market value on the date of grant;

o eliminate the ability to issue (without shareholder approval) "reload" stock options whereby a participant who uses existing company shares to satisfy the exercise price of stock options automatically is granted additional stock options to purchase the same number of shares as surrendered to the company;

o eliminate liberal share "recycling" provisions under the Plan, i.e., shares reacquired by the company as consideration for the exercise price of stock options or to satisfy tax withholding obligations would no longer be available for issuance under the Plan;

o eliminate the ability to reduce the exercise or purchase price of any outstanding award or to extend the original term of an option without shareholder approval; and

o     set the termination date of our Plan as May 19, 2015.

We summarize below the most important features of the Plan.

PURPOSE OF THE PLAN

         The purpose of the Plan is to attract and retain the best available officers, employees and directors and to encourage them to perform at the highest possible level. We believe that our ability to provide incentives under the Plan will enhance the value of our company and benefit you, the stockholders. We also believe the Plan motivates officers, employees and directors to contribute to our future growth and profitability and rewards them in a manner that aligns their interests with your interests as stockholders. All officers, employees, consultants and directors of BNP Residential Properties are eligible to participate in the Plan, subject to the discretion of the Management Compensation Committee (the "Committee"), which administers the Plan. As of April 4, 2005, approximately 240 of the company's employees, officers, directors and consultants were eligible to participate in the Plan.

TYPE OF PLAN AWARDS

         Upon shareholder approval of the amendment, we will be able to issue up to seven different types of awards under the Plan, each of which are described in more detail below:

o Stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, which we refer to as Incentive Stock Options;

o Stock options that do not qualify as Incentive Stock Options, which we refer to as Non-qualified Stock Options;

o     Restricted Stock Awards;

o     Phantom Stock Awards;

o     Stock Appreciation Rights, which we refer to as SARs;

o     Profits Interest Units; and

o     Other Stock-Based Awards.

         Without shareholder approval of the proposed amendment to the Plan, we would only be able to issue Non-qualified Stock Options, Restricted Stock Awards, Phantom Stock Awards and Stock Appreciation Rights and the amount of these awards would have to be much more limited.


SIZE OF THE PLAN

         Our Plan currently permits us to issue 570,000 shares, of which not more than 152,000 may be Restricted Stock. As of June 16, 2004, our Plan no longer permitted the issuance of Incentive Stock Options. Having already issued 157,344 shares under the Plan and with 270,000 shares also issuable upon exercise of outstanding awards, without shareholder approval of the proposed amendment to the Plan, we would be limited to issuing approximately 143,000 shares pursuant to future awards under the Plan. Upon shareholder approval of the proposed amendment, the Plan would permit the issuance of a total of 1,260,000 shares (including shares already issued or issuable under previously granted awards), of which up to 630,000 shares could be Full Value Awards. The Plan amendment would also permit us to issue Incentive Stock Options again through May 19, 2015.

LIMITATIONS ON AWARDS

         Under the amended Plan, the maximum number of shares of common stock with respect to which one or more options or SARs may be granted during any one calendar year under the Plan to any one person is 200,000, provided, however, that in connection with his or her initial employment with the company, a participant may be granted options or SARs with respect to up to an additional 100,000 Shares, which shall not count against the foregoing annual limit.

STOCK OPTIONS

Incentive Stock Options vs. Non-Qualified Stock Options

         We can grant two types of stock options under the Plan: Incentive Stock Options and Non-qualified Stock Options. Incentive Stock Options meet tax requirements entitling the holder to favorable tax treatment. Upon the shareholders' approval of the amendment, the Plan will allow us to issue Incentive Stock Options until May 19, 2015. Stock options not meeting the IRS criteria are Non-qualified Stock Options.

         An employee who receives Incentive Stock Options generally recognizes no income on either the grant or exercise of the option; however, the alternative minimum tax may apply in certain circumstances. If the Plan participant sells his acquired stock at least two years after the grant date and at least one year after the exercise date, he would realize capital gain. The capital gain would equal the difference between the amount he pays for the stock (the option price or the exercise price) and the sale proceeds. If the participant's gain is taxed as a capital gain, we would not be allowed a deduction. If the participant disposes of his stock before the end of those holding periods, however, we would be allowed a deduction equal to the income the participant recognizes. If the disposition were a taxable sale or exchange, the participant would recognize ordinary income equal to the difference between the option price and the fair market value of the stock on the exercise date.

         Plan participants receiving Non-qualified Stock Options having no ascertainable fair market value on the grant date will recognize no income for Federal income tax purposes until they exercise or otherwise dispose of the option. If the participant exercises a Non-qualified Stock Option, the participant will realize compensation income equal to the fair market value of the stock at the time it is transferred to him less the exercise price.

         If we satisfy our tax withholding obligations arising from the exercise of the Non-qualified stock options, we would receive a business expense deduction for the amount that the participant must include in gross income as compensation relating to the exercise of the option.

Exercise Price

         If we grant an Incentive Stock Option or a Non-qualified Stock Option, the exercise price must be at least equal to the fair market value of a share of common stock on the grant date. If we grant an Incentive Stock Option to someone who, because of certain ownership attribution rules in the Internal Revenue Code, is deemed to own at least 10% of our voting stock, the exercise price must be at least equal to 110% of the fair market value of a share of common stock on the grant date.

Option Term

         The Committee can fix the term of each stock option it grants. But Incentive Stock Options must expire no more than 10 years after the grant date. If we grant an Incentive Stock Option to someone who, because of certain ownership attribution rules in the Internal Revenue Code, is deemed to own at least 10% of our voting stock, the option must expire no more than five years after the grant date.

Vesting

         The Committee determines the vesting schedule for each stock option it grants. Generally, the stock options issued under the Plan to date have vested in equal annual amounts over three or four years.

Method of Exercise

         An option holder may exercise his options by delivering an exercise notice that states how many options the holder is exercising. The holder must pay the option price in full at the time he exercises the options in one of the following manners:

o     in cash or by certified check;

o     by a broker-dealer to whom the holder has submitted an exercise notice;

o by delivering shares of the company's common stock already owned and possessed by the holder; or

o     by any other method the Committee allows.

Transferability

         No option holder may transfer an option to another person except by will or by the laws of intestacy. Only the grantee of an option may exercise that option during the grantee's lifetime.

Termination

         If an optionee's employment terminates because he dies, retires, or becomes totally disabled, the vested portion of the optionee's options will be exercisable for a period ranging from three to six months after the employment termination, depending on the nature of the termination. If we terminate an optionee's employment for cause, all of the optionee's unexercised options will immediately terminate.

STOCK APPRECIATION RIGHTS

         SARs are awards enabling participants to receive cash, stock or a combination of the two in an amount equal to the increase in the fair market value of the shares from the grant date to the exercise date. The Committee may grant and determine the terms of SARs, which may be related or unrelated to options. However, the exercise price of each SAR must be at fair market value and generally the term cannot exceed ten years from the date of grant. The Committee may also determine the method of payment for exercised SARs -- cash, common stock valued at its fair market value on the exercise date, or a combination of the two.

PROFITS INTEREST UNITS

         Upon shareholder approval of the amendment, any participant selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee. A Profits Interest Unit is an interest in the future profits and gains of the operating partnership. It is distinguished from other interests in the operating partnership in that its liquidation value at the time of issuance is zero. In recognition of this initial liquidation value, there is generally no tax to the participant upon the issuance of a Profits Interest Unit. A Profits Interest Unit may only be issued to a participant for the performance of services to or for the benefit of the operating partnership.

         After satisfying a holding period set by the Committee, a participant would be able to redeem Profits Interest Units for cash or, at the company's option, shares of the company's common stock. The amount to be received upon redemption would be based on the relative liquidation value of a Profits Interest Unit compared with a common operating partnership unit. For example, if at the time of redemption of a Profits Interest Unit, the holder of the unit would receive on liquidation of the operating partnership 1/10th of the amount that would be received by a holder of a common operating partnership unit, then the redemption price for a Profits Interest Unit would then generally be 1/10th the value of a share of common stock. We expect the Committee to prohibit transfer or redemption of a Profits Interest Unit for a period of at least two years from issuance in order that the receipt of the Profits Interest Units would qualify for tax-free treatment.

         At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the operating partnership for the Profits Interest Units.

RESTRICTED STOCK AWARDS

         A Restricted Stock Award is an award entitling the recipient to acquire shares of common stock that are subject to restrictions imposed by the Committee. The Committee will determine the price, if any, at which an employee may acquire the Restricted Stock. The Committee will also determine the service requirements and performance goals to which awards of Restricted Stock will be subject and will determine whether the Restricted Stock Award allows the company to pay, waive, defer, or reinvest dividends on the Restricted Stock.

         A participant receiving a grant of Restricted Stock must decide whether to accept the grant within 60 days of the grant. If he accepts the grant, within that 60-day period, he must sign a written instrument describing the terms and conditions of the grant and must pay any purchase price for the Restricted Stock.

         The holder of Restricted Stock may not sell, assign, transfer, pledge or otherwise encumber or dispose of the Restricted Stock. If a holder's employment terminates, for whatever reason, we will have the right to repurchase at the original purchase price, if any, any unvested shares of Restricted Stock.

PHANTOM STOCK AWARDS

         Under the Plan, the Committee may also grant Phantom Stock Awards and establish the terms of those awards. A Phantom Stock Award is an award of a right to receive a payment equal to the fair market value on the exercise date of a stated number of shares of common stock. The Committee may determine whether the company will pay for exercised Phantom Stock Awards in cash, common stock valued at its fair market value on the exercise date, or a combination of the two.

OTHER STOCK-BASED AWARDS

         Upon shareholder approval of the amendment, the Committee will be authorized, subject to limitations under applicable law, to grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, and awards valued by reference to book value of shares or the value of securities of or the performance of specified parents or subsidiaries. The Board shall determine the terms and conditions of such awards.

VESTING PROVISIONS FOR FULL VALUE AWARDS

         Full Value Awards are defined in the amended Plan as Restricted Stock Awards, Phantom Stock Awards and Other Stock-Based Awards. Not more than 50% of the aggregate number of shares issuable under the Plan may be granted as Full Value Awards. To the extent that Full Value Awards exceed 10% of the Shares authorized under the Plan, the Full Value Awards in excess of 10% shall either
(i) be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued employment, or
(ii) be granted solely in exchange for foregone compensation.

CHANGE IN CONTROL FEATURES

         Awards under the Plan become immediately vested if there is a change of control of the company. If the Committee expressly stated that an award would not vest upon a change of control, however, then that express provision would stay in force. A change of control includes:

o the company adopting a plan of merger or consolidation where the company's stockholders as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;

o a change in the make-up of the company's Board of Directors where those directors who, as of May 19, 2005 (the "Incumbent Directors") ceased to constitute at least a majority of the Board. But, if someone becomes a director after May 19, 2005, and his nomination for election was approved by a vote of at least a majority of the Incumbent Directors, then he is considered an Incumbent Director for purposes of this test; or

o the acquisition of more than 40% of the company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), without our Board's approval.

PLAN AMENDMENT

         The Board of Directors may amend or discontinue the Plan or amend or cancel any outstanding award, or provide substitute awards. However, shareholder approval must be obtained for any Plan amendment that is material or any award amendment that reduces the exercise or purchase price of any outstanding award or extends the original term of an option. The Committee may amend or terminate any outstanding award without the approval of the participant so long as such amendment or termination does not diminish the value of the award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

ADDITIONAL EQUITY COMPENSATION PLAN INFORMATION

         As of April 4, 2005, we have reserved 413,000 shares of the company's common stock for issuance under our employee Stock Option and Incentive Plan and issued 157,344 shares. Options have been granted to employees at prices equal to the fair market value of the stock on the dates the options were granted. Options awarded to date have generally been exercisable in three or four annual installments beginning one year after the date of grant, and expire ten years after the date of grant. The Committee can elect to issue options with shorter expiration dates. Based on the closing price of the company's stock on April 4, 2005, the market value of the common stock underlying the options granted to date is approximately $7,640,000.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides summary information about securities issuable under our current Stock Option and Incentive Plan as of December 31, 2004.

                                                                                      Number of securities
                              Number of securities to       Weighted average        remaining available for
                              be issued upon exercise       exercise price of           future issuance
                              of outstanding options,     outstanding options,            under equity
       Plan category            warrants and rights        warrants and rights       compensation plans (1)
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans
approved by security
holders                                327,500                     $12.04                      142,656

Equity compensation plans
not approved by security
holders                                      -                          -                            -
                             -------------------------- -------------------------- --------------------------
Total                                  327,500                     $12.04                      142,656
                             ========================== ========================== ==========================

(1) Includes securities reflected in the first column.

         A summary of options granted to date under the Stock Option and Incentive Plan to current directors, executive officers, nominees, or their associates follows:

                                                                            Number of
                                                                         Options Granted
                                                                     ------------------------
Named executive officers -
   D. Scott Wilkerson, President and Chief Executive Officer                  150,000
   Philip S. Payne, Chairman and Chief Financial Officer                      150,000
   Eric S. Rohm, Vice President and General Counsel                                 -
   Pamela B. Bruno, Vice President, Treasurer and                              40,000
      Chief Accounting Officer

All current executive officers as a group                                     340,000

All current directors who are not executive officers as a group                     -

Nominees for election as a director
   D. Scott Wilkerson, President and Chief Executive Officer                  150,000
   Paul G. Chrysson                                                                 -
   Peter J. Weidhorn                                                                -

Associates of directors, executive officers or nominees                             -

Other persons who received 5% of such options
   Douglas E. Anderson                                                         60,000
   W. Craig Worthy                                                             30,000

All employees (except executive officers) as a group                           47,500

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the company recommends a vote FOR the amendment to the Plan. The Board of Directors will vote proxies that they solicit in favor of the amendment unless you specify a contrary choice in your proxy. The affirmative vote of a majority of the votes cast on the proposal will be required to approve the amendment.

Exhibit A
                        BNP RESIDENTIAL PROPERTIES, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

ORGANIZATION

         The Board of Directors (the "Board") shall have an Audit Committee comprised of at least three outside Directors who are independent of the management of the Corporation, are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member, and are financially literate. In determining the composition of the Audit Committee, the term "independent" shall have the meaning set forth in the American Stock Exchange Company Guide. Additionally, at least one member should possess accounting or related financial management expertise as required by applicable regulations of the Securities and Exchange Commission. No member of the Committee shall be permitted to accept any consulting, advisory or other compensatory fee from the Corporation or any of its Affiliates, other than in such member's capacity as a director. Members of the Committee shall be appointed annually by the Board at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as chairman. The Committee shall hold meetings (in person or by telephone conference) as appropriate, but not less than three times per year.

STATEMENT OF POLICY

         The primary function of the Audit Committee shall be to oversee the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal financial controls which management and the Board have established, and the audit process. In performing its duties, the committee will maintain effective working relationships with the Board, management and the external auditors. To effectively perform their role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company's business, operations and risks.

ROLES AND RESPONSIBILITIES

External Audit

A. Consider, retain and oversee the firm to be employed as the Corporation's independent auditor.

B. Oversee the independent auditor's compensation and the terms of its engagement and review the non-audit services performed by the independent auditor to ensure the performing of those services does not impair the independence of the auditors.

C. Consider, in consultation with the independent auditor, the scope and plan of forthcoming audits and the independent auditor's responsibility under generally accepted auditing standards.

D. Review and consider, based on the reports of the independent auditor and the internal auditors (if any):

              (a) the adequacy of the Corporation's internal accounting controls including electronic data processing procedures and controls and related security programs.
              (b) any related management letter recommendations, and management's responses to such recommendations made by the independent auditor; and
              (c) the policies and financial reporting process for retirement and other benefit plans.

Financial Reporting

    A. Review, based on the reports of the independent auditor and management:

         (a) the corporation's interim and annual financial statements and determine whether they are complete and consistent with the information known to committee members;
         (b) the results of each external audit of the Corporation's financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with those financial statements;
         (c) disputes between management and the independent auditor that arose in connection with such audit;
         (d) any changes required in the independent auditor's plan;
         (e) other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards, including those concerning:

                   (i) selection of and changes in accounting policies and practices and questions of choice of appropriate policies and practices;
                   (ii) management's formulation of any particularly sensitive accounting estimates and the auditor's conclusion as to their reasonableness;
                   (iii)  audit adjustments;
                   (iv) consultation by management with other accountants about accounting, tax and SEC related matters; and
                   (v) difficulties the auditor encountered in dealing with management in performing the audit.

     B. Review significant filings with the SEC containing the Corporation's financial statements, including interim financial statements.

     C. Review policies and reports of reviews with respect to officers' expense accounts.

Internal Audit

     A. Review jointly with management the performance of an internal auditors, and engage, replace or dismiss the internal auditor as necessary.

     B. Review and approve the internal audit plan and confirm coordination of activities between the internal auditors and external auditors.

     C. Review reports of the internal auditors summarizing audit results, significant findings, and management's planned corrective actions.


Other Responsibilities

     A. Periodically review the status of any pending litigation, which could have significant impact on the Corporation's financial condition or seriously affect its reputation.

     B. Have authority to inquire into any financial matters in addition to those set forth in the charter with the right and power (at the expense of the Corporation) to employ such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

     C. Perform such other functions as may be assigned to it by law or the Corporation's Charter or Bylaws, or by the Board.

     D. Report Committee agenda and actions to the Board with such recommendations, as the Audit Committee may deem appropriate.

     E.  Review the Audit Committee Charter annually to reassess its adequacy.

     F. Prepare for inclusion in the Corporation's proxy statement an annual report of the Audit Committee regarding the prior year's audited financial statements, including whether the Committee has recommended that such audited financial statements be included in the Corporation's Annual Report.

     G. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential submission by employees of concerns regarding questionable accounting or auditing matters.

     H. Review its own performance at least annually and report to the Board on such evaluation and recommend to the Board any proposed changes to the Committee and its operations.

Revised December, 2004

P R O X Y                   BNP RESIDENTIAL PROPERTIES, INC.

         Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on May 19, 2005

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 19, 2005, and the Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of common stock of BNP Residential Properties, Inc. held of record by the undersigned on April 4, 2005, at such Annual Meeting and at any adjournment(s) thereof.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for directors and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof, unless otherwise indicated.

1. ELECTION OF DIRECTORS
   (  )FOR all nominees                          (  )WITHHOLD AUTHORITY to  vote
   (except as indicated to the contrary below)       for all nominees
     NOMINEES:  D. Scott Wilkerson, Paul G. Chrysson
     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


2. AMENDMENT OF STOCK OPTION AND INCENTIVE PLAN
     (  )FOR                                     (  )AGAINST

3. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.
     (  )AUTHORITY GRANTED                       (  )WITHHOLD AUTHORITY



Dated _________________, 2005


                                    _________________________________________

                                    _________________________________________
                                    Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

P R O X Y                 BNP RESIDENTIAL PROPERTIES, INC.

         Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on May 19, 2005

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 19, 2005, and the
     Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of Series B Preferred Stock of BNP Residential Properties, Inc. held of record by the undersigned on April 4, 2005, at such Annual Meeting and at any adjournment(s) thereof.

The Board of Directors recommends a vote FOR the following proposal:

1. ELECTION OF SERIES B DIRECTOR
     (  )FOR Peter J. Weidhorn               (  )WITHHOLD AUTHORITY to vote

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WLL BE VOTED "FOR" THE PROPOSAL TO BE VOTED UPON.


Dated _________________, 2005



Preferred Investment I, LLC
60 Thomas Drive
Manalapan, NJ  07726


                                    _______________________________________


                                    _______________________________________
                                    Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.